Exhibit 10.03

                           SOFTWARE LICENSE AGREEMENT

         THIS SOFTWARE LICENSE AGREEMENT (this "Agreement") is made effective the 28th day of April, 2001, by and between Dan Faust, who resides in Duchesne, Utah, hereinafter referred to as "Faust" or "Licensor", and Systems Research, Inc., a Nevada corporation, whose office is in St. George, Utah, hereinafter referred to as "Systems Research" or "Licensee".

         WHEREAS, Faust owns certain computer software more particularly described in Schedule "A" attached hereto currently using the code name Quick Access hereinafter referred to as the "Software"; and,

         WHEREAS, Licensor and Licensee agree that Licensor grants the sole and exclusive license to the Software with the code name Quick Access, as is more fully described in Schedule "A" to Licensee.

         NOW THEREFORE, upon the terms and conditions contained herein, Licensor grants to Licensee the full and exclusive license to the Software as is more fully described in Schedule "A".

1.       DEFINITIONS.

         a. "Application" shall mean Licensee's development efforts, which are developed using the Software.

         b. "Confidential Information" shall mean all Source Code and any materials marked as Confidential Information, but excluding Object Code or Documentation that does not disclose Source Code. Confidential Information also does not include information that:

                  (1) was in Licensee's possession before receipt from Faust;
                  (2) is or becomes a matter of public knowledge through no
                      fault of Licensee;
                  (3) is rightfully received by Licensee from third party
                      without a duty of confidentiality;
                  (4) is disclosed by Faust to a third party without a duty of confidentiality on the third party;
                  (5) is independently developed by Licensee;
                  (6) is disclosed under operation of law; or
                  (7) is disclosed by Licensee with Faust's prior written
                      approval.

         c. "Documentation" shall mean written explanatory materials relating to the Software delivered to licensee and derivative works based thereon.

         d. "Enhancements" shall mean all improvements, fixes, modifications, and other enhancements developed by or on behalf of Licensee that relate to the Software.

         e. "Intellectual Property Rights" shall mean the following rights that pertain to the Software:

                  (1) rights in all U.S. and foreign letters patent and
                      applications for letters patent whether filed or to be filed;
                  (2) rights in the trademarks that are enforceable under common law, state law, federa1 law, or laws of foreign countries;
                  (3) rights in copyrights and rights in authorship;
                  (4) rights under the Semiconductor Protection Act or
                      equivalent domestic or foreign law; and,
                  (5) rights in trade secrets under common law, state law,
                      federal law, and the laws of foreign countries.

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         f.       "Object Code" shall mean any machine executable code derived in whole or in part from the Software.

         g. "Source Code" shall mean any human readable code derived in whole or in part from the Software.

2. TERM; LICENSING FEES.

         a. Term. The term of the license shall commence on the date of this Agreement and shall terminate three years thereafter. Licensee shall have an option to purchase the Software upon expiration of the term of this Agreement. See Option to Purchase at End of License Term.

         b. Licensing Fees. In consideration for the rights granted under this Agreement, Licensee shall pay Faust:

                  (1) an initial license fee of 4,000,000 shares of the common stock of Systems Research, Inc. These shares shall be restricted shares as defined by the Securities Act of 1933 and shall bear an appropriate restrictive legend; and

                  (2) a license fee equal to ten percent (10%) of all license fees collected by Licensor for each non-exclusive license sold, distributed, or otherwise disposed of, externally by Licensee. The first licensing fees shall be due on the first day of the calendar month, or other period specified herein. and the second and each subsequent license fee shall be due on the same day of such subsequent month, or other specified period, in which such license fee is due until all fees have been paid. This license fee shall be paid until a total of $2,000,000 ("Total Licensee Fee") has been paid to Licensor. In the event Licensee exercises its option to purchase the Software at the end of the term of this Agreement pursuant to paragraph 7, the option to purchase payment shall reduce the amount payable under this paragraph by the purchase option amount. If the Total License Fee has not been paid at the end of the term of this Agreement and the Licensee elects to exercise its purchase option pursuant to Section 9 hereinafter, the license fee described herein shall continue until the Total License Fee (less the purchase option amount) has been paid Licensee.

                  (3) Licensee shall maintain true and accurate records in accordance with generally accepted accounting principles to provide the data necessary for the computation of the licensee fee payable under the terms of the Agreement.

                  (4) Faust may, at his expense and no more frequently than once each year, engage an independent auditor to verify license payments. The auditor may take abstracts from the relevant records of Licensee to determine compliance with this Agreement. If any such audit discloses short or incomplete payments by Licensee exceeding $25,000 during any twelve-month period, the cost of such audit shall be borne by Licensee. If any such audits disclose short or incomplete payments by Licensee for three or more months in a twelve-month period, Licensee shall be required to pay Faust a penalty equal to the amount of all underpayments in that twelve-month period.

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                  (5)      Licensee shall be solely responsible for any taxes on
                           license fees paid under this Agreement, including state and local use, sales, property, and similar taxes, but excluding taxes calculated solely on Faust's income.

         c. Place of Payment. All payments called for under this Agreement shall made to Licensor, or any assignee of Licensor pursuant to Section 7, at Licensor's address as set forth herein, or at such other place as may be designated by Licensor, or such assignee, to Licensee in writing.

3. LICENSOR'S PROTECTION.

         a. Insurance. Licensee shall, at Licensee's sole cost and expense, maintain insurance in such amounts appropriate for its size and the industry in which it operates. The policies for such insurance shall provide that Licensor shall receive thirty (30) days notice of any termination, cancellation, or alteration of the terms of such insurance.

         b. Risk of Loss. The Software shall be stored in a manner consistent with industry standards to store and safeguard the Software from theft, damage or loss. This includes maintaining the necessary backup copies and procedures to insure its safety.

         c. Marketing. Licensee shall use its best efforts to market the software and any application developed. All software data sheets, sales training manuals, demonstration tools, and other marketing or sales materials for such marketing shall be the responsibility of Licensee.

         d. Relationship and Agency. This Agreement does not create any partnership, agency, or other relationship other than that of licensee and licensor in accordance with the express provisions of this Agreement.

         e. Development. Licensee shall be solely responsible for an development, manufacture, reproduction, assembly, distribution, sales, installation, maintenance, and support of the Applications, Software, and Documentation.

4. REPRESENTATIONS AND WARRANTIES OF LICENSOR: DEFENSE OF LICENSED RIGHTS. Faust represents and warrants to Licensee that Faust has good and indefeasible title to and has all right and interest to and in all of the Software licensed to Licensee, and has acquired sufficient intellectual property rights protecting the Software such that the Software may be used without violating or infringing any patent, trademark or other intellectual property rights of any third party. Faust represents and warrants to Licensee that, with respect to the Software, neither Faust nor any of his Affiliates has received any notice or is otherwise aware of any infringement by the Software of any third party's patent, trademark or other intellectual property rights.

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         Neither Faust nor any of his Affiliates has received any notice of infringement, misappropriation or conflict from any person with respect to the Software. Faust covenants and agrees to indemnify, defend and hold harmless Licensee from and against any claims of infringement or violation of intellectual property rights of any person with respect to the Software, provided that the Software licensed to Licensee necessarily violates or infringes such rights. The consummation of the transactions contemplated by this Agreement will not conflict with, or constitute a breach or violation of, any agreement or understanding, whether written or oral relating to the Software.

5. UNFAIR TRADE PRACTICES BY THIRD PARTIES.

         a. Faust shall have the first right to sue any party for any unfair trade practices involving the Software, at its own expense, and shall keep Licensee fully informed of any threatened or initiated litigation. Licensee agrees to permit the use of its name in all such suits, to execute any necessary documents, and to do whatever necessary to assist Faust in such suits, but at Faust's expense. Any recoveries from such suit initiated by Faust shall belong to Faust, with the provision that if damages are specifically allocated to Licensee by a finder of fact or a settlement agreement, such damages shall belong to Licensee.

         b. If Faust fails within a reasonable time to sue any person for any unfair trade practice, Licensee shall have the right to file and maintain, at its own expense, such suits; however, nothing in this agreement shall obligate Licensee to assume any responsibility or liability respecting any action or possible action for any unfair trade practices. Licensee shall keep Faust fully informed of any such suit. Faust agrees to permit the use of its name in all such suits, to execute any necessary documents, and to do whatever necessary to assist Licensee in such suits, but at Licensee's expense. Any recoveries from such suit initiated by Licensee shall belong to Licensee, with the provision that if damages are specifically allocated to Faust by a finder of fact or a settlement agreement. such damages shall belong to Faust.

6. CONFIDENTIALITY. Confidential Information received by either party from the other, and which is identified by the disclosing party as being confidential or proprietary, shall be held in trust and confidence by the receiving party. The Software shall be and remain the property of Faust and shall be presumed to be Confidential Information to the extent not disclosed in printed publications or other publicly available documents. The existence of some information respecting the Software in the public domain shall not be considered or offered to establish the presence in the public domain of all of the Software. Nothing herein shall preclude either party from disclosing information required by governmental action, law, or regulation; however, the party required to disclose the information shall provide the other party with a copy of the request or demand for such information and a statement of its intended response at least 72 hours before the information is disclosed. The duties and obligations to maintain Confidential Information in this paragraph shall survive any termination of this Agreement.

7.       TERMINATION.

         a. Faust shall have the right to terminate all rights and all options granted to Licensee hereunder if Licensee defaults upon any of its obligations hereunder by giving 15 days' written notice of termination to Licensee specifying the default(s) for which termination is noticed and the date (not less than 15 days distant) on which termination shall be effective; provided, however, that if Licensee shall have cured the specified default(s) prior to the date for which termination was noticed, such notice shall be of no force or effect.

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         b.       All rights and all options granted hereunder shall terminate automatically in the event Licensee should (i) voluntarily seek, consent to, or acquiesce in the benefit or benefits of any Debtor Relief Law ( defined hereinafter), or (ii) become a party to (or be made the subject of) any proceeding provided for by any Debtor Relief Law, other than as a creditor or claimant, that could suspend or otherwise adversely affect the Rights (defined hereinafter) of Faust granted herein (unless, in the event such proceeding is involuntary, the petition instituting same is dismissed within 60 days of the filing of same). "Debtor Relief Law" means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar Laws from time to time in effect affecting the Rights of creditors generally. "Rights" means rights, remedies, powers, and privileges. "Laws" means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of any state, commonwealth, nation, territory, possession, county, parish, municipality, or Tribunal. "Tribunal" means any court or governmental department, commission, board, bureau, agency, or instrumentality of the United States or of any state, commonwealth, nation, territory, possession, county, parish, or municipality, whether now or hereafter constituted and/or existing.

         c.       In the event of termination of this Agreement:

                  1. All obligations of confidentiality shall remain in full force and effect; and

                  2. Licensee shall return, deliver, and assign to Faust all written records containing know-how, notebooks, reports, data, applications for approval, approvals, and all writings, including magnetically recorded writings or legible and readable copies thereof, which relate to or describe the use or characteristics of the Software that are in its possession, custody, or control.

7. ASSIGNMENT. Licensee shall not assign this exclusive license, or part with possession of any source code, without the prior written consent of Licensee or an Agreement by the assignee to abide by the terms of this Agreement. Licensor's rights, title and interest in and to this Agreement may be transferred and assigned by Licensor without notice and Licensors assignee shall have all the rights, powers, privileges and remedies of Licensor hereunder.

8. OTHER PROVISIONS.

         a. Notices. All notices, demands, requests, or other communications required or authorized hereunder shall be deemed given sufficiently if in writing and if personally delivered; if sent by facsimile transmission, confirmed with a written copy thereof sent by overnight express delivery; if sent by registered mail or certified mail, return receipt requested and postage prepaid; or if sent by overnight express delivery:

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                  If to Faust, to:       Dan Faust
                                         276 East Main Street
                                         Duchesne, Utah 84021

                  If to Licensee, to:    Systems Research, Inc.R. Bret Jenkins
                                         765 North Bluff Street #0
                                         St. George, Utah 84770

                  or such other addresses and facsimile numbers as shall be furnished by any party in the manner for giving notices hereunder, and any such notice, demand, request, or other communication shall be deemed to have been given as of the date so delivered or sent by facsimile transmission, five days after the date so mailed, or one day after the date so sent by overnight delivery.

         b. Entire Agreement; Modification. This Agreement and the Schedule executed pursuant hereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, whether written or oral. This Agreement shall not be modified except by a writing signed by both parties.

         c. No Waiver. No waiver of any of the provisions contained in this Agreement shall be valid unless made in writing and executed by the waiving party. It is expressly understood that in the event either party shall on any occasion fail to perform any terms of this Agreement and the other party shall not enforce that term, the failure to enforce on that occasion shall not prevent enforcement on any other occasion. Further, no single or partial exercise by Licensor of any right hereunder shall preclude any further exercise thereof or the exercise of any other right.

         d. Headings. The headings of this Agreement are for convenience only and shall not alter or otherwise affect the meaning hereof, nor be referred to in construing this Agreement.

         e.       Time is of the essence of this Agreement.

         f. Invalidity. If any section of this Agreement is held invalid by any law, rule, order, regulation, or promulgation of any government or by the final determination of any court having competent jurisdiction, such law, rule, order, regulation, promulgation, or determination shall have no effect outside the jurisdiction of such government or court and shall not affect the enforceability of any other sections not held to be invalid, and this Agreement shall be and remain in full force and effect as to all provisions not held to be invalid.

         g. Governing Law and Venue. This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Utah. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Salt Lake County, State of Utah.

         h. Limitations Period. No action shall be entertained by any court of competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually accrued, regardless of whether damages were otherwise as of said time calculable.

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         i.       Attorneys' Fees. In the event that litigation or arbitration results from or arises out of this Agreement or the performance thereof, the parties agree that the non-prevailing party shall reimburse the prevailing party's reasonable attorneys' fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

9. OPTION TO PURCHASE AT END OF LICENSE TERM. Licensor hereby grants Licensee an option to purchase the licensed Software at the expiration of the term, for the consideration of $1.00. Licensee shall have sixty days after the term of this Agreement to notify Licensor of its intent to exercise this option to purchase. Such payment shall be made to Licensor within 60 days of the end of the term.

         The parties hereto have caused this agreement to be executed on their behalf, or individually, effective the day and year first above written.

/s/ Dan Faust
--------------------
Dan Faust
                                          Systems Research, Inc.
/s/ Leonard Cooke                         By: /s/ R. Bret Jenkins
--------------------                         ----------------------------
Leonard Cooke                                Its President


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                                   SCHEDULE A


1. SOFTWARE LIST.

         The Software licensed hereunder is code named Quick Access. This license, with the option to purchase, includes all rights to the source code developed, up to and including the date of this agreement, and any and all enhancements, improvements, modifications, and developments to the source code. It is the intent of the parties to licensee all rights and interests either developed or to be developed in the Software. It includes:

         a. All machine code, object code or other source code that has been developed or is developed in the future,
         b.       All derivative works and personal modifications,
         c.       All intellectual property rights,
         d. All applications and custom work completed, all trade secrets, confidential information and documentation regarding the Software.

Initials:
Licensor          RBJ
                  LC
Licensee          DF